Exhibit 99.1

GENERATION HEMP ANNOUNCES COLLABORATION

WITH BITCOIN PROVIDER TO UTILIZE

“GREEN ENERGY” HEMP FEEDSTOCK

DALLAS, TX – January 18, 2022, Generation Hemp, Inc., a Dallas/Fort Worth based pure play hemp company (OTCQB: GENH), today announced the collaboration with a leading player in the cryptocurrency space, Crypt Solutions, Inc., to build “Green Energy” plants and Bitcoin mining complexes that will utilize hemp feedstock as a fuel source to power the mining equipment. Plans for this complex also include Generation Hemp’s additional hemp drying and processing facilities.

With the prolific adoption and integration of cryptocurrency in mainstream channels and throughout the global economy, there has been an enormous draw on the energy grid for powering the necessary data processing equipment required to maintain these cryptocurrency mining systems 24/7. Generation Hemp, Inc. and Crypt Solutions, Inc. have begun to assemble the necessary pieces of a “Green Energy” plant to create an independent power source for the primary purpose of powering Bitcoin mining in an effort to resolve any added pressure on the electrical grid. Environmentally sustainable hemp, a green feedstock, will be used for Btu generation. As the site of Generation Hemp’s second hemp drying and processing outpost, the team also plans to explore harnessing the high levels of heat generated from the data processing operations produced from Bitcoin mining equipment and redistribute that heat as supplemental Btus to dry hemp.

As a renewable energy source with the utilization of hemp feedstock for fuel, all steps will be taken to register the current facility in development for Renewable Energy Credits (RECs) once the facility is completed and operational. Contributing renewable, “Green Energy” to the overall electrical grid will help electric power suppliers stay in compliance with state initiatives that require a certain percentage of their electricity to come from renewable energy, which helps foster and develop the infrastructure and implementation of renewable energy. These RECs also have the potential to become a valuable asset of the project, as RECs can be sold in the marketplace to companies in need of credits for their respective businesses.

With Generation Hemp’s current hemp supply, which is the largest in the U.S., the company’s access to hemp farming acreage, along with its expertise in facility operations, the company provides critical elements for the success of this collaboration. Chairman and CEO of Generation Hemp, Inc., Gary C. Evans, has previously owned and managed several biomass plants, which brings significant expertise to the project as a whole. Crypt Solutions, Inc. brings years of expertise in cryptocurrency, specifically cryptocurrency mining, a deep understanding of the equipment and operations, along with an outstanding reputation among well-established relationships spanning the globe.

Gary C. Evans, Chairman and CEO of Generation Hemp, Inc. commented, “We continue to see an incredible reception of hemp across many different industries. As businesses recognize the ability of hemp to replace current materials in a sustainable way and farmers begin to see industries’ adoption of hemp to create a reliable market of products to support dedicated hemp acreage, past methods that deplete resources to sustain become just that – a thing of the past. Take that a step further with a look at cryptocurrency. This is an industry that will soon touch every other industry and already is hungrily devouring energy sources just to function. Collaborating to power mining using environmentally sustainable hemp with an organization that we have an established relationship with and is a long-standing, integral player in cryptocurrency, makes perfect sense to all involved. It’s elegant, responsible, and efficient.”

Patty Stefanelli, the Chief Operating Officer of Crypt Solutions, Inc. said, “As an early mover in the Cryptocurrency space, we have witnessed and have been a vital part of the innovation and evolution of the mining sector happening at a remarkable pace. Our vantage point has also made us very aware of what barriers may be ahead and how to ensure agility where necessary.  The energy demands for mining will only increase, and we fully recognize the need for sustainable solutions in order for the adoption of Bitcoin to continue to grow. We are eager to be part of finding solutions, and we believe building a “Green Energy” power plant, fueled by an environmentally sustainable material like hemp, is the perfect opportunity.”

Joseph Stefanelli, the Founder and Chief Executive Officer of Crypt Solutions, Inc. stated, “When you look at a revolutionary technology like Bitcoin, that challenges the fundamental institutions that have built society as we know it, relying on similar institutions like conventional utilities is a contradiction to the decentralized and permissionless nature of Bitcoin and all that makes it revolutionary.  We believe that building independent, environmentally sustainable and dedicated power plants will become an essential part of the Bitcoin ecosystem.  Through our relationship with Generation Hemp, we have found a “Green Energy” source that will facilitate the independence we need in cryptocurrency, mitigating a reliance on the grid and energy sources that are not environmentally sustainable.”

About Generation Hemp, Inc.

Generation Hemp, Inc. is a Dallas/Fort Worth based hemp company that operates in the midstream sector. With operations in Hopkinsville, Kentucky and Denver, Colorado, the company uses its proprietary technology to dry, clean, process and store hemp. In addition, Generation Hemp also owns and leases real estate to companies that need seed storage facilities located within the greater Denver area

About Crypt Solutions, Inc.

Crypt Solutions, Inc. (DBA Cryptech Solutions) is a private entity with headquarters in South Hadley, Massachusetts, involved in the blockchain/cryptocurrency hardware resale business. Crypt Solutions, Inc. is the largest volume reseller of ASICS in North America. They have successfully built a robust and elevated market presence with a client base of publicly traded and private large-scale miners, in addition to strong international vendor relationships. They have a long-standing, trusted reputation in the mining community, and are committed to customer success. Cryptech’s sister company, DELV Innovation, engineers some of the highest quality, safest cryptocurrency mining infrastructure and offers one of the only fully UL listed mobile data centers on the market, as well as a UL listed, fully integrated, indoor racking solution for miners.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “believes”, “expects”, “anticipates”, “intends”, “plans”, “estimates,” “projects”, “forecasts”, “proposes”, “should”, “likely” or similar expressions, indicates a forward-looking statement. These statements and all the projections in this press release are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. The identification in this press release of factors that may affect the company’s future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive.

Contact:

Melissa M. Pagen

Generation Hemp, Inc.

Phone: (310) 628-2062

Email: mpagen@genhempinc.com